Exhibit 10.8

                             Amendment to Employment
                        Agreement, dated January 17, 1997


     This Amendment, made and entered into as of the 15 day of March, 1999, by and between International Dispensing Corporation, a Delaware corporation (the "Company"), and Jon Silverman, a New York resident (the "Executive"), to the Employment Agreement dated January 17, 1997.

              WITNESSETH:

     WHEREAS, the Company and the Executive are desirous of modifying the Employment Agreement to reflect the needs of the Company;

     Now THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

     1.       DUTIES AND RESPONSIBILITIES DURING THE EMPLOYMENT PERIOD
              From the date hereof until the Termination Date, the Executive shall serve as the Chairman of the Board of Directors. In such capacity, the Executive shall primarily work with the President at transitioning his previous work and contacts prior to the Termination Date, as well as other duties and responsibilities as may be assigned from time-to-time by the Board of Directors. He shall supervise and assist in the necessary efforts to obtain monies owed to the Company from the China operation. Nothing contained herein shall be deemed to prohibit the Executive from spending a portion of his time in pursuing and engaging in other business opportunities provided that such activities shall be at the sole expense of the Executive and do not adversely affect or impede the transitioning work the Executive shall perform hereunder.

     2.       BASIC SALARY
              From the date hereof until the Termination Date, the Basic Salary shall be at the rate of $180,000 per annum. At the Termination Date, the Executive shall receive title to his Company-owned automobile.

     3.       STOCK OPTIONS
              Notwithstanding the original terms of the options to purchase 100,000 shares of the Company's Common Stock granted to the Executive by the Board of Directors on July 9, 1998, options to purchase 33,333 of such shares shall become exercisable on April 2, 1999 and options to purchase an additional 33,334 of such shares shall become exercisable on December 30, 1999 provided in each case the Executive is still employed by the Company. If they become exercisable, the foregoing options may be exercised by the Executive until December 31, 2004 whether or not the employment of the Executive by the Company has terminated. Options to purchase the remaining 33,333 shares (of the options to purchase 100,000 shares granted on July 9, 1998) shall become null and void and may not be exercised at any time after the Termination Date. In addition, since the options to purchase 66,667 shares shall remain exercisable for more than 90 days after the Termination Date, all of such options shall be non-qualified options rather than incentive stock options.

     4.       OTHER
              All other terms and conditions of the Employment Agreement shall remain in full force and effect until the Termination Date, except that the Company shall have a one year option on a month-to-month basis to continue to utilize the Executive's services for the same rate of compensation.

     Agreed to and accepted this 15th day of March, 1999.



     /s/ Jon Silverman
     -----------------
       Jon Silverman

     INTERNATIONAL DISPENSING CORPORATION


     By: /s/ Jeffrey Lewenthal
         ---------------------------
           Jeffrey Lewenthal
           Executive Vice President